Exhibit 10.16
JOINT SERVICES AGREEMENT
THIS AGREEMENT made effective as of the 1st day of January, 2006
BETWEEN:
JMG EXPLORATION, INC., a corporation
having an office in Calgary, Alberta (“JMG”)
OF THE FIRST PART
- and -
JED OIL INC., a corporation having an
office in Calgary, Alberta (“JED”)
OF THE SECOND PART
WHEREAS the parties desire to enter into this Agreement to provide for any services provided by one party to the other party;
NOW THEREFORE for consideration of $10.00 paid by each party to the other party and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Services
Either party hereto may request the other party to provide services to it on a temporary basis which the requesting party does not have the current staff or equipment to provide itself, and the party so requested may agree to provide such services. The details for the provision of services hereunder, including the timing and duration, and the personnel and equipment required, shall be mutually agreed upon between the party requesting the services and the party agreeing to provide the services.
2. Consideration
The consideration payable for services provided hereunder shall be the actual grossed-up cost of the personnel and equipment provided, for the period provided, as determined by the Chief Financial Officer of the party providing the services, acting reasonably.
3. Term and Termination
This Agreement shall commence effective January 1, 2006 and may be terminated by either party at any time, without notice with respect to any future request for services, and, with respect to services actually being provided at the date of termination, with notice of 30 days or such lesser time as any outstanding services are actually completed.
4. Amendments
Any amendments to this Agreement shall be in writing and executed by both parties hereto.
5. Assignment

This Agreement and the rights and obligations of the parties hereunder is personal to such parties and neither party may assign its interest in this Agreement or any portion thereof without the prior written consent of the other party, which consent may be arbitrarily withheld.
6. Arbitration
The parties may mutually agree with respect to disputes hereunder to submit to either binding or non-binding arbitration in such jurisdiction and pursuant to such terms and conditions as the parties may agree.
7. Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and, subject to clause 6, the parties irrevocably attorn to the jurisdiction of the courts of the Province of Alberta with respect to disputes arising hereunder.
8. Enurement
This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors at law and permitted assigns.
IN WITNESS WHEREOF the parties have executed and delivered this Agreement effective as of the date first written above.

	JMG EXPLORATION, INC.		JED OIL INC.

Per:	/s/ Herman S. Hartley	Per:	/s/ Thomas J. Jacobsen
	Herman S. Hartley, President/CEO		Thomas J. Jacobsen, CEO

Per:	/s/ Joanne R. Finnerty	Per:	/s/ Bruce Stewart
	Joanne R. Finnerty, Secretary/CFO		Bruce Stewart, CFO